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                                                                       Exhibit 9

Friday May 4, 8:22 am Eastern Time

Press Release

IDT Corporation to Increase Strategic Investments in Teligent and ICG

NEWARK, N.J.--(BUSINESS WIRE)--May 4, 2001--IDT Corporation (NYSE: IDT - news) today announced that its subsidiary, IDT Investments Inc., has entered into an agreement with various affiliates of Hicks, Muse, Tate & Furst Incorporated ("HMTF") to increase IDT's strategic investments in Teligent, Inc. and ICG Communications, Inc. Under the terms of the agreement, the HMTF affiliates will receive shares of IDT Investments' Series B Convertible Preferred Stock in exchange for the HMTF affiliates' stakes in Teligent and ICG. The HMTF affiliates currently own 219,998 shares of Teligent's Series A Convertible Preferred Stock, 23,000 shares of ICG's 8% Series A-2 Convertible Preferred Stock and warrants to purchase 3,066,667 shares of ICG's common stock.

Completion of the transaction is subject to customary conditions and is expected to occur by May 31, 2001. Upon completion of the transaction and assuming only IDT converts and exercises its acquired securities, IDT will own approximately 37% of the voting power of Teligent and approximately 42% of the voting power of ICG.

IDT CORPORATION

IDT is a leading facilities- based, multinational carrier that combines its position as an international telecommunications operator with its experience as an Internet service provider to provide a broad range of telecommunications services to its wholesale and retail customers worldwide.

Through its own national telecommunications backbone and fiber optic network infrastructure, IDT provides its customers with integrated and competitively priced international and domestic long distance telephony, prepaid calling cards, Internet access and digital subscriber line (DSL) service. The Company's Ventures division is developing several innovative telecom and Internet related businesses. Through its IDT Investments subsidiary, IDT has equity interests in several telecom and Internet-related companies.

Except for historical information, all of the expectations and assumptions contained in the foregoing are forward-looking statements, within the meaning of
Section 27A of the Securities Act of 1933 and the Securities Exchange Act of 1934, involving risks and uncertainties. These statements refer to our plans to implement our growth strategy, improve our financial performance, expand our infrastructure, develop new products and services, expand our customer base and enter international markets. The forward-looking statements also include our expectations concerning factors affecting the markets for our products, including the demand for long distance telecommunications, and Internet access services. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the results that we anticipate. These risks and uncertainties include, but are not limited to, those risks discussed in this release. In addition to the factors specifically noted in the forward-looking statements, other important factors that could result in those differences include (a) general economic conditions in the telecommunications and Internet markets, including inflation, recession, interest rates, and other economic factors; (b) casualty to or other disruption of our facilities and operations; (c) those discussed in our Annual Report on Form 10K for the period ended July 31, 2000; and (d) other factors that generally affect the business of telecommunications, Internet and other communications companies. We assume no obligation to update these forward-looking statements or to update the reasons actual results could differ materially from the results anticipated in the forward-looking statements.

Contact:


IDT Corporate Communications
    Gil Nielsen, 973/438-4002
         or
    Investors:
    Norman Rosenberg, CFA, 973/438-4001
    Mary Jennings, 973/438-3124